                                                                   EXHIBIT 10.66




                GENE THERAPY COLLABORATION AND LICENSE AGREEMENT

                                    BETWEEN

                          HUMAN GENOME SCIENCES, INC.

                                      AND

                                 TRANSGENE S.A.


                               FEBRUARY 25 , 1998

                               TABLE OF CONTENTS

                                                                                                          Page
DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

GRANTS AND COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

PAYMENTS AND ROYALTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

TECHNOLOGY TRANSFER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

PRODUCT DEVELOPMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

CORIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

PATENT PROSECUTION AND LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

STATEMENTS AND REMITTANCES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

TERM AND TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

RIGHTS AND DUTIES UPON TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

WARRANTIES AND REPRESENTATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

FORCE MAJEURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

DISPUTE RESOLUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

SEPARABILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

ENTIRE AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

NOTICES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

ASSIGNMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

RECORDING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

COUNTERPARTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

WAIVER.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

INDEPENDENT RELATIONSHIP. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

EXPORT CONTROL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

FURTHER ACTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

APPENDIX A  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

APPENDIX B  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

                GENE THERAPY COLLABORATION AND LICENSE AGREEMENT

This Agreement ("Agreement"), dated as of the 25th of February 1998, by and among Human Genome Sciences, Inc., a corporation organized under the laws of the State of Delaware, United States of America, having a place of business at 9410 Key West Avenue, Rockville, Maryland 20850, for itself and its AFFILIATES, as defined below (collectively including such AFFILIATES "HGS"), and Transgene S.A., a French corporation, having a place of business at 11, rue de Molsheim, 67082 Strasbourg Cedex, France, each for itself and its AFFILIATES, as defined below (collectively including such AFFILIATES "TRANSGENE").

                                WITNESSETH THAT:

         WHEREAS HGS is in possession of certain human gene sequence information and has the capacity and ability to rapidly obtain full or meaningful partial sequence data for expressed human genes;

         WHEREAS TRANSGENE is developing gene delivery systems for use in gene therapy;

         WHEREAS HGS and TRANSGENE wish to collaborate to discover and develop human therapeutic products based on human genomic information for use in gene therapy.

         NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, and otherwise to be bound by proper and reasonable conduct, the parties agree as follows:

1.       DEFINITIONS

1.1. "AFFILIATES" shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with, the specified individual or entity. For purposes of this Agreement, the direct or indirect ownership of over fifty percent (50%) of the outstanding voting securities of an entity, or the right to receive over fifty (50%) of the profits or earnings of an entity shall be deemed to constitute control. Such other relationship as in fact gives such individual or entity the power or ability to control the management, business and affairs of an entity shall also be deemed to constitute control.

1.2. "DISCOVERED" shall mean with respect to any product, process, substance, composition or service, the earlier of the following events (i) the specific disclosure of such product, process, substance, composition or service in a patent application filed by the discovering party or (ii) the specific disclosure of such product, process, substance, composition or service by the discovering party in a written document (including, but not limited to, laboratory notebooks) other than a filed patent application.

1.3. "EXCLUSIVE TRANSGENE PRODUCT" means a TRANSGENE PRODUCT in the FIELD as to which TRANSGENE has exercised an option under Paragraph 2.5 and been granted a license under Paragraph 2.3.

1.4. "FIELD" shall mean the intervention treatment and/or prevention of disease in humans by GENE THERAPY and, subject to Paragraph 2.4(c), GENE THERAPY VACCINES.

1.5. "GENE" shall mean a human gene or a portion thereof or cDNA corresponding thereto.

1.6. "GENE THERAPY" shall mean treatment or prevention of a disease, or remedying a gene deficiency of humans by genetic modification of somatic cells (in vivo or ex vivo) with DNA whereby an active transcription process results in the expression of a protein or oligo(poly)nucleotide encoded by said DNA in a human.

1.7. "GENE THERAPY VACCINE" shall mean a substance that achieves a therapeutic or prophylactic effect by inducing an antigen-specific humoral and/or cellular immune system response by GENE THERAPY.

1.8.     "HGS FIELD" shall mean human and animal health care, excluding
GENE THERAPY, and subject to Paragraph 2.4(c), excluding GENE THERAPY VACCINES.

1.9. "LICENSED PATENT(S)" shall mean all patents and patent applications to the extent that they claim LICENSED TECHNOLOGY, which are or become owned by HGS or to which HGS otherwise has, now or in the future, the right to grant licenses. Included within the definition of LICENSED PATENTS are all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals, registrations, confirmations, re-examinations or extensions, and any provisional applications thereof and all SPCs.

1.10. "LICENSED TECHNOLOGY" shall mean, the following which is provided to TRANSGENE by or on behalf of HGS: (a) sequence data with respect to human DNA (and the corresponding clones) and expression products thereof in each case developed by or on behalf of HGS prior to or during the RESEARCH TERM, (b) information on biological function of GENES developed by or on behalf of HGS prior to or during the RESEARCH TERM, and (c) HGS clones, cell lines and vectors and all information and data provided to TRANSGENE pursuant to Section 4.

1.11. "MAJOR MARKET" means Canada, France, Germany, Italy, Japan, Spain, the United Kingdom, or the United States.

1.12.    "NET SALES" shall mean proceeds actually received from sales of EXCLUSIVE TRANSGENE PRODUCTS (calculated on an EXCLUSIVE TRANSGENE PRODUCT by EXCLUSIVE TRANSGENE PRODUCT basis) by TRANSGENE or HGS, as the case may be,
or,           *               its distributors trading on TRANSGENE's or HGS'
account, joint ventures or other associated companies, less deductions for (i) transportation, shipping and postage charges, including transportation insurance and customs duties to the extent separately invoiced; (ii) sales and excise taxes and duties paid or allowed by a selling party and any other governmental charges imposed upon the production, importation, use or sale of such EXCLUSIVE TRANSGENE PRODUCT (including value added taxes or other governmental charges otherwise measured by the billing amount when included in billing); (iii) normal and customary trade, quantity and cash discounts allowed and charge back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies and purchasers and reimbursees, including but not limited to Medicaid rebates or to trade customers, including but not limited to wholesalers, chain and pharmacy buying groups; (iv)


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




rebates (or equivalents thereof) granted to or charged by national, state or local government authorities in countries other than the United States; and (v) allowances or credits to customers on account of rejection or return of such product or on account of retroactive price reductions affecting such EXCLUSIVE
TRANSGENE PRODUCT.              *

1.13.    "PROOF OF EFFICACY" shall mean * In the event that    *
HGS and TRANSGENE will work together to define a mutually acceptable alternative definition of PROOF OF EFFICACY for that specific gene and indication.

1.14. "RESEARCH PLAN" shall mean a plan for research and development of an EXCLUSIVE TRANSGENE PRODUCT in the FIELD which includes, at a minimum, scientific data, research and development efforts, research and development milestones, and is sufficient to reasonably monitor diligence of research/development of such EXCLUSIVE TRANSGENE PRODUCT. A representative example of such a plan is shown in Appendix A.

1.15. "RESEARCH TERM" shall mean the ten year period beginning on the date of the closing of the initial public offering described in Paragraph 10.2.

1.16. "TRANSGENE PATENT(S)" shall mean all patents and patent applications to the extent that they claim TRANSGENE TECHNOLOGY, which are or become owned by TRANSGENE or to which TRANSGENE otherwise has, now or in the future, the right to grant licenses. Included within the definition of TRANSGENE PATENTS are all continuations, continuations-



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                                       4
in-part, divisions, patents of addition, reissues, renewals, extensions, registrations, confirmations, re-examinations, and any provisional applications and all SPCs.

1.17. "TRANSGENE PRODUCT(S)" shall mean any product, process, substance, composition or service in the FIELD developed by or on behalf of TRANSGENE (including its licensees) which (i) is based on the use of or derived by use of LICENSED TECHNOLOGY and/or TRANSGENE TECHNOLOGY and/or (ii) is covered by a LICENSED PATENT and/or claim of a TRANSGENE PATENT which claims TRANSGENE TECHNOLOGY. Notwithstanding the above, an incidental or immaterial use of LICENSED TECHNOLOGY and/or TRANSGENE TECHNOLOGY shall not cause a product, process, substance, composition or service to become a TRANSGENE PRODUCT.

1.18.    "TRANSGENE TECHNOLOGY" shall mean:

         (i)     peptides and/or polypeptides, and/or
         oligo(poly)nucleotides and/or the sequences thereof which are based on use of and/or which are derived by use of LICENSED TECHNOLOGY by or on behalf of TRANSGENE;

         (ii) products or potential products in the FIELD which are based on use of and/or derived from use of item (i) and/or LICENSED TECHNOLOGY by or on behalf of TRANSGENE;

         (iii) biological information developed by or on behalf of TRANSGENE related to item (i) and/or item (ii).

Notwithstanding the above, an incidental or immaterial use of LICENSED TECHNOLOGY shall not cause data, substances, materials, know-how, inventions or information to become TRANSGENE TECHNOLOGY. TRANSGENE TECHNOLOGY shall not include technology developed by or on behalf of TRANSGENE, or otherwise acquired by TRANSGENE, which relates to vectors, gene expression delivery technologies, processes for propagation, purification, storage and characterization.

1.19. "SPC" shall mean a right based upon an underlying patent such as a Supplementary Protection Certificate.

1.20. "TERRITORY" shall mean all the countries and territories in the world.

1.21. "THIRD PARTY" shall mean any party other than a party to this Agreement or an AFFILIATE of TRANSGENE or HGS.

2.       GRANTS AND COVENANTS

2.1. Subject to the terms and conditions of this Agreement, HGS grants to TRANSGENE a non-exclusive, non-transferable, worldwide license under LICENSED TECHNOLOGY and LICENSED PATENTS to perform research and development in the FIELD during the RESEARCH TERM.

2.2. Subject to the terms and conditions of this Agreement, HGS grants to TRANSGENE an exclusive, non-transferable, worldwide license under LICENSED TECHNOLOGY and LICENSED PATENTS to perform research and development in the FIELD after the RESEARCH TERM with respect to an EXCLUSIVE TRANSGENE PRODUCT.

2.3. Subject to the terms and conditions of this Agreement, HGS grants to TRANSGENE an exclusive worldwide license under LICENSED TECHNOLOGY and LICENSED PATENTS to make, have made, use, import, export, offer to sell and sell EXCLUSIVE TRANSGENE PRODUCTS in the FIELD.

2.4.     (a)      During and after the RESEARCH TERM, TRANSGENE agrees
to use TRANSGENE TECHNOLOGY and TRANSGENE PATENTS only in the FIELD.

         (b) During and after the RESEARCH TERM, TRANSGENE agrees to use LICENSED TECHNOLOGY and LICENSED PATENTS only as licensed and permitted hereunder.

         (c)      HGS agrees that the FIELD shall include GENE THERAPY
VACCINES to the extent a gene has not been selected by SmithKline Beecham ("SB") or a successor to SB pursuant to the SB/HGS License Agreement dated June 28, 1996, or an amendment of that agreement, the terms of which are substantially similar to the SB/HGS License Agreement in the area of GENE THERAPY VACCINES; provided, that the parties recognize that in order to include GENE THERAPY VACCINES in the FIELD, HGS must be the first party under the SB/HGS License Agreement to submit a dossier on a particular gene, which demonstrates a biological activity which activity includes evidence of in vivo induction of an antigen specific humoral and/or cellular immune system and to submit a research plan for the research and development of such GENE THERAPY VACCINE. HGS therefore agrees that, upon receipt of (i) such a dossier and research plan from TRANSGENE and (ii) written notice of TRANSGENE's request for an exclusive license pursuant to Paragraph 2.5, HGS, in consultation with TRANSGENE, shall expeditiously submit such dossier and research plan to SB, and shall expeditiously claim rights to such GENE THERAPY VACCINE.

2.5. HGS hereby grants to TRANSGENE a non-exclusive option to obtain an exclusive license under Paragraph 2.3 for up to ten (10) TRANSGENE PRODUCTS. Each TRANSGENE PRODUCT for which TRANSGENE is granted such license shall become an EXCLUSIVE TRANSGENE PRODUCT. During the RESEARCH TERM such option may be exercised at any time and from time to time by written notice by TRANSGENE to HGS and such exclusive license will only be granted if (l) HGS has not previously granted a license to a THIRD PARTY as permitted by Paragraph 2.10; (2) HGS has not previously granted a license in the area of GENE THERAPY VACCINES to SB or a successor to SB pursuant to an agreement as described in Paragraph 2.4(c); and (3) the gene is not directed to a Therapeutic Protein that HGS has obtained exclusive rights to pursuant to SB/HGS License Agreement dated June 28, 1996, and similar agreements with HGS' collaboration partners, and amendments thereto.

2.6. TRANSGENE shall provide HGS with a RESEARCH PLAN for each EXCLUSIVE TRANSGENE PRODUCT at the time the license is granted.

2.7.     Except as permitted under Section 7, TRANSGENE agrees not to   *    .

2.8. The rights and licenses granted to TRANSGENE by HGS under this Agreement and rights to TRANSGENE TECHNOLOGY and TRANSGENE PATENTS are licensable and/or transferable by TRANSGENE to a THIRD PARTY (i) only with respect to a specific EXCLUSIVE TRANSGENE PRODUCT; and (ii) only pursuant to an Agreement (a) by which TRANSGENE grants a license to a THIRD PARTY to an EXCLUSIVE TRANSGENE PRODUCT as permitted under Paragraph 2.7 or to an EXCLUSIVE TRANSGENE PRODUCT as permitted under Section 7, and (b) in which the THIRD PARTY agrees to covenants and obligations that limit the use of TRANSGENE PRODUCTS, LICENSED TECHNOLOGY, LICENSED PATENTS, TRANSGENE TECHNOLOGY and TRANSGENE PATENTS which are essentially identical to the covenants and obligations of TRANSGENE to HGS under this Agreement.

2.9. Subject to the terms and conditions of this Agreement, TRANSGENE grants to HGS a non-exclusive, worldwide royalty-free license (with the right to sublicense) under TRANSGENE TECHNOLOGY and TRANSGENE PATENTS to make, have made, use and sell any and all products in the HGS FIELD.

2.10. (a) The parties acknowledge and agree that HGS has previously entered into a Gene Therapy Collaboration and License Agreement with Schering Corporation and Schering-Plough Ltd. (collectively "Schering"), and may in the future add additional collaboration partners for GENE THERAPY by entering into similar Gene Therapy Collaboration and License Agreements with one or more
THIRD PARTIES, provided, however, that there shall be no more than     *
parties (inclusive of Schering and TRANSGENE) collaborating on GENE THERAPY
with HGS from the date of this Agreement until         *          and no more
than     *    parties



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




(inclusive of TRANSGENE) thereafter during the TERM of this Agreement.  HGS
further agrees that until       *        HGS will not enter into any other
collaboration agreement, unless the terms of such collaboration agreement are roughly equivalent to the terms of this Agreement.

         (b) Nothing in this Agreement shall prevent HGS from offering to license or licensing a specific GENE in the FIELD to a THIRD PARTY, provided that TRANSGENE has not previously exercised its option pursuant to Paragraph
2.5 for an exclusive license to such GENE.

3.       PAYMENTS AND ROYALTIES

3.1.     In consideration for the rights granted hereunder by HGS to
TRANSGENE, and for performance by HGS of its obligations under this Agreement, TRANSGENE agrees to pay to HGS as consideration for this Agreement the sums set forth in the Summary of Terms of License Agreement with TRANSGENE S.A. executed
simultaneously with this Agreement.  TRANSGENE and HGS further agree that   *  .

3.2. For each EXCLUSIVE TRANSGENE PRODUCT for which a license is granted pursuant to Paragraphs 2.3 and 2.5, within thirty (30) days after the option has been exercised pursuant to Paragraph 2.5 and confirmation that HGS is able to grant such exclusive license has been given, TRANSGENE shall pay to HGS the following amounts :

         (i)      For the first four EXCLUSIVE TRANSGENE PRODUCTS,    *    .

         (ii)     For each EXCLUSIVE TRANSGENE PRODUCT thereafter,    *
         U.S. dollars (US $  *   ).

3.3.     Subject to Paragraphs 3.5 and 3.7, TRANSGENE shall pay to HGS
a royalty of   *% of NET SALES of each EXCLUSIVE TRANSGENE PRODUCT sold by
TRANSGENE, distributors trading on TRANSGENE's account, joint ventures or other associated companies.



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





3.4. Subject to Paragraphs 3.5 and 3.7, HGS shall pay to TRANSGENE a royalty of *% of NET SALES of each EXCLUSIVE TRANSGENE PRODUCT sold by HGS, distributors trading on HGS' account, joint ventures or other associated companies.

3.5.     With respect to any EXCLUSIVE TRANSGENE PRODUCT in any country in any calendar year, in the event that either TRANSGENE or HGS owes royalties to a THIRD PARTY for such EXCLUSIVE TRANSGENE PRODUCT in such country for such calendar year and the royalties actually owed to such THIRD PARTY when aggregated with the royalties owed to HGS or TRANSGENE, as the case may be, for such EXCLUSIVE TRANSGENE PRODUCT in such country in such calendar year (hereafter "Aggregated Royalties") causes the royalty rate on NET SALES for such EXCLUSIVE TRANSGENE PRODUCT in such country in such calendar year to
exceed  * %, then    *     of the royalties which are to be actually paid to
such THIRD PARTY may be credited against the royalties owed to HGS or TRANSGENE for such EXCLUSIVE TRANSGENE PRODUCT in such country in such calendar year, but in no event shall the royalty rate payable to HGS or TRANSGENE be reduced to less than * %, nor shall the Aggregated Royalties for such EXCLUSIVE TRANSGENE PRODUCT be reduced to less than * %.

3.6.     TRANSGENE shall make the following milestone payments to HGS for each TRANSGENE PRODUCT, which milestone payment shall be due and payable
within    *    days after the milestone event is achieved by or on behalf of TRANSGENE or its licensees:

         (a)      For                *            gene therapy products
                  selected pursuant to Section 2.5:

                  (i)         *       U.S. Dollars ($    *    ) upon
                                   *                for a TRANSGENE
                  PRODUCT;

                  (ii)       *        U.S. Dollars ($    *    ) upon
                                *
                           for a TRANSGENE PRODUCT in a MAJOR MARKET;



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




                  (iii)       *       U.S. Dollars ($    *    ) upon
                               *                of a TRANSGENE PRODUCT
                      *       in a MAJOR MARKET.

         (b)      For     *      gene therapy product selected pursuant
         to Paragraph 2.5:

                  (i)          *      U.S. Dollars ($    *    ) upon
                                 *                  for a TRANSGENE
                  PRODUCT;

                  (ii)          *     U.S. Dollars ($     *   ) upon
                    *      of a TRANSGENE PRODUCT in a MAJOR MARKET;

                  (iii)        *      U.S. Dollars ($     *   ) upon
                                  *             of a TRANSGENE PRODUCT
                    *        in a MAJOR MARKET.

         (c)      For            *                 gene therapy
         products selected pursuant to Paragraph 2.5:

                  (i)         *       U.S. Dollars ($    *    ) upon
                                 *                  for a TRANSGENE
                  PRODUCT;

                  (ii)          *     U.S. Dollars ($     *   ) upon
                                   *                of a TRANSGENE PRODUCT
                  in a MAJOR MARKET;

                  (iii)        *        U.S. Dollars ($     *   ) upon
                                  *             of a TRANSGENE PRODUCT
                          *           in a MAJOR MARKET.

         (d)      For the          *              gene therapy products
         selected pursuant to Paragraph 2.5:

                  (i)          *      U.S. Dollars ($    *    ) upon
                                  *                 for a TRANSGENE
                  PRODUCT;

                  (ii)        *       U.S. Dollars ($     *   ) upon
                                       *           of a TRANSGENE PRODUCT
                  in a MAJOR MARKET;



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




                   (iii)         *      U.S. Dollars ($    *    ) upon
                                    *            of a TRANSGENE PRODUCT
                            *          in a MAJOR MARKET.

          (e) The milestone payments provided in this paragraph shall only be made once for each TRANSGENE PRODUCT and shall not be made in the case of improvements or modifications such as, but not limited to, changed forms, formats, formulations, indications, processes or protocols of a TRANSGENE PRODUCT for which the payments were previously made.

3.7. Royalty obligations under Paragraph 3.3 and 3.4, with respect to an EXCLUSIVE TRANSGENE PRODUCT, shall terminate on a country-by-country and EXCLUSIVE TRANSGENE PRODUCT by EXCLUSIVE TRANSGENE PRODUCT basis on the later of (i) ten (10) years after first country-wide launch of such product in such country or (ii) expiration of the last to expire TRANSGENE PATENT or LICENSED PATENT licensed to TRANSGENE under this Agreement which covers the making, having made, importing, exporting, offering to sell or using or selling of such product in such country.

3.8.      In the event that TRANSGENE licenses an EXCLUSIVE TRANSGENE
PRODUCT to a THIRD PARTY, TRANSGENE shall pay to HGS   *   percent ( * %) of
             * received by TRANSGENE for such EXCLUSIVE TRANSGENE PRODUCT, after deduction of all payments paid by TRANSGENE to HGS pursuant to Paragraphs 3.2 and 3.6 and after deduction of R&D EXPENSES. For the purpose of this paragraph, R&D EXPENSES shall mean monies specifically allocated pursuant to the license agreement to fund salaries, materials and related capital in support of specific research activities * .



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

*

*


3.9. The manner in which statements and remittances of royalty and other payments are handled are as set forth in Section 9 hereof.

3.10. Except as provided in Paragraph 3.11, all payments to be made hereunder shall be by wire transfer of immediately available funds to an account designated by HGS or TRANSGENE, whoever is to be the recipient of such funds.

3.11.    At TRANSGENE's option, all payments due pursuant to Paragraphs
3.2 and 3.6 may be paid either in accordance with Paragraph 3.10 or by delivering to HGS stock certificates for shares of TRANSGENE common stock equal to the amount due under Paragraphs 3.2 and 3.6 divided by the average of the closing price of such stock as traded on NASDAQ over the twenty business days prior to the due date of such payment

4.       TECHNOLOGY TRANSFER

4.1. HGS and TRANSGENE shall collaborate in the identification of genes for potential TRANSGENE PRODUCTS.

4.2.     TRANSGENE shall identify up to    *    specific therapeutic
opportunities (e.g.,                *                           ) for which
TRANSGENE wishes to identify genes as potential candidates for use in GENE THERAPY.

4.3.     Using HGS' functional genomics expertise, HGS will work with
TRANSGENE to                                 *                           .

4.4.     HGS will       *              .



* Confidential treatment requested

*


4.5. From each list of genes provided pursuant to Section 4.4, TRANSGENE may identify ten candidate genes, and for each such candidate gene, HGS shall provide to TRANSGENE data, and LICENSED TECHNOLOGY reasonably requested by TRANSGENE, relevant to the use of such genes in GENE THERAPY, to the extent such data are in HGS' possession and HGS is not precluded from providing such data by a pre-existing contractual obligation. Such data will include all biological information available to HGS, including results from high throughput biological screening. If any such gene selected by TRANSGENE has not yet been analyzed by HGS high throughput biological screening, HGS shall promptly initiate such screening and provide the data to TRANSGENE as it becomes available provided that a full-length gene is available. If a full-length gene is not available at HGS, HGS and TRANSGENE will mutually agree upon whether to clone such gene and which party shall be responsible for cloning, recognizing that HGS currently has greater expertise in cloning such genes; if such a gene is cloned; HGS, upon development or receipt of such full-length clone, will initiate high throughput biological screening. All data and/or LICENSED TECHNOLOGY provided to TRANSGENE shall be solely for the purpose of research and development in the FIELD. HGS shall not be obligated to provide data and/or LICENSED TECHNOLOGY on any gene if HGS would not be required to grant an exclusive license to the gene pursuant to Paragraph 2.5.

4.6.     If, after *     HGS has been unable to provide TRANSGENE with
          *             TRANSGENE may request HGS to          *           .



* Confidential treatment requested

4.7. TRANSGENE shall provide to HGS TRANSGENE's vector systems for HGS internal research and development purposes only; HGS shall promptly provide to TRANSGENE the data resulting from all biological testing or screening of genes by or on behalf of HGS using TRANSGENE's vector systems. The foregoing notwithstanding, HGS' right to use such vector systems shall not include the right to transfer to any THIRD PARTY such vector systems or any data provided by TRANSGENE to HGS on the construction or use of such systems.

4.8.     TRANSGENE shall promptly provide HGS with the        *     .

4.9. At the end of the RESEARCH TERM, TRANSGENE shall promptly return to HGS any and all LICENSED TECHNOLOGY other than LICENSED TECHNOLOGY as to which TRANSGENE retains a license hereunder, including, without limitation, LICENSED TECHNOLOGY which is not deemed confidential in accordance with Paragraph 7.2.

4.10. TRANSGENE agrees to maintain security measures (including but not limited to computer and computer network security measures) for LICENSED TECHNOLOGY which are similar to the measures currently employed by the pharmaceutical industry to safeguard confidential information. HGS agrees to maintain security measures (including but not limited to computer and computer network security measures) for TRANSGENE TECHNOLOGY and
          * which are similar to the measures currently employed by the pharmaceutical industry to safeguard confidential information.

5.       PRODUCT DEVELOPMENT

5.1. TRANSGENE shall use diligent efforts to develop, market, promote and sell each royalty bearing EXCLUSIVE TRANSGENE PRODUCT equivalent to those efforts it uses with respect to its own products of similar value and status, subject to TRANSGENE's right to terminate such efforts and surrender all rights in and to such EXCLUSIVE TRANSGENE PRODUCTS.



* Confidential treatment requested

5.2. TRANSGENE shall provide to HGS in writing semiannual reports with respect to work performed by or for TRANSGENE under RESEARCH PLANS.

5.3.     To the extent that HGS obtains the right to market EXCLUSIVE
TRANSGENE PRODUCTS pursuant to Paragraph 6.1, HGS shall use diligent efforts to develop, market, promote and sell each royalty bearing EXCLUSIVE TRANSGENE PRODUCT, equivalent to those efforts it uses with respect to its own products of similar value and status, subject to HGS' right to terminate such efforts and surrender all rights in and to such EXCLUSIVE TRANSGENE PRODUCT.

6.       CORIGHTS

6.1.     For each EXCLUSIVE TRANSGENE PRODUCT, TRANSGENE shall have the sole discretion and right, subject to Paragraph 2.7, to determine
              * whether to outlicense to one or more THIRD PARTIES all rights to such product or to retain such rights for internal development and commercialization. For each such EXCLUSIVE TRANSGENE PRODUCT which TRANSGENE determines to license all rights in such EXCLUSIVE TRANSGENE
PRODUCT to one or more THIRD PARTIES, TRANSGENE shall promptly       *       .

6.2.     For each EXCLUSIVE TRANSGENE PRODUCT for which TRANSGENE has
not determined to outlicense all rights                   *           TRANSGENE



* Confidential treatment requested
shall promptly notify HGS                 *                           and at
that time shall offer HGS the option to develop and market such EXCLUSIVE TRANSGENE PRODUCT as set forth in Paragraph 6.3 below.

6.3.     Upon receipt of an offer for an option from TRANSGENE pursuant to Paragraphs 6.1 and 6.2, HGS may exercise its option to EXCLUSIVE TRANSGENE
PRODUCT by giving written notice to TRANSGENE within      *      days of
receipt of notice from TRANSGENE. In this event, TRANSGENE and HGS shall enter into a definitive agreement for such EXCLUSIVE TRANSGENE PRODUCT, which agreement shall provide:

         (a) TRANSGENE and HGS shall share future clinical development and regulatory approval costs through marketing approval for agreed upon indications on a 50/50 basis;

         (b) TRANSGENE shall have exclusive marketing rights in the European countries listed in Appendix B.

         (c) HGS shall have exclusive marketing rights in North America (i.e., Canada, Mexico and the United States);

         (d) TRANSGENE and HGS shall share marketing rights in the rest of the world (excluding North America and Europe) on a 50/50 basis;

         (e) TRANSGENE shall have exclusive manufacturing rights for all EXCLUSIVE TRANSGENE PRODUCTS. In the event that TRANSGENE is unable to fill the product supply requirements of HGS or decides to outsource all or part of the manufacture of an EXCLUSIVE TRANSGENE PRODUCT, HGS shall have the first option to supply such manufacturing, subject to HGS' meeting all applicable regulatory requirements and the reasonable quality control requirements of TRANSGENE for such EXCLUSIVE TRANSGENE PRODUCT.

         (f)      All product supplied to HGS by TRANSGENE or to
TRANSGENE by HGS shall be sold at    *       .  The party receiving



* Confidential treatment requested
product shall have the right, at its expense, through a certified public accountant or like person reasonably acceptable to the other party, to examine pertinent manufacturing and financial records for the purpose of verifying and
reporting to the party the         *         .

         (g) HGS or TRANSGENE shall have the right to assign, license, and/or sell its corights to a THIRD PARTY, provided that HGS and TRANSGENE shall provide the other party with written notification of the identity of such THIRD PARTY.

7.       CONFIDENTIALITY

7.1. Subject to Paragraphs 7.2, 7.3, 7.4 and 7.5, the parties agree not to disclose and/or provide to a THIRD PARTY any information and/or materials received from the other party and to use the information and materials received from the other party only as licensed hereunder.

7.2. Unless otherwise restricted by this Agreement, the confidentiality obligations of Paragraph 7.1 shall not apply to information and/or materials which:

         (a) was known to the receiving party or generally known to the public prior to its disclosure hereunder; or

         (b) subsequently becomes known to the public by some means other than a breach of this Agreement;

         (c) is subsequently disclosed to the receiving party by a THIRD PARTY having a lawful right to make such disclosure and who is not under an obligation of confidentiality to the disclosing party;

         (d) is required by law or bona fide legal process regulation, rule, act or order of any governmental agency or authority to be disclosed, provided that the receiving party takes all reasonable steps to restrict and maintain confidentiality of such disclosure and provides reasonable advance notice, to the extent such advance notice is possible, to the party providing the information and/or materials;

         (e)      is approved for release by the parties, or




* Confidential treatment requested

         (f) is independently developed by the employees or agents of the receiving party or its respective AFFILIATES, without any knowledge of the information and/or materials provided by the disclosing party, provided that such independent development can be properly demonstrated by the receiving party.

7.3. (a) Notwithstanding Paragraph 7.1, TRANSGENE may disclose and/or provide LICENSED TECHNOLOGY to a THIRD PARTY who (i) receives, or with whom TRANSGENE is negotiating the receipt of, a license from TRANSGENE to LICENSED TECHNOLOGY in conjunction with a license to an EXCLUSIVE TRANSGENE PRODUCT as permitted by Paragraph 2.7 hereof or (ii) is a THIRD PARTY contractor assisting TRANSGENE with respect to a TRANSGENE PRODUCT, provided such THIRD PARTY agrees to confidentiality and non-use obligations essentially identical to Paragraph 7.1 and provided further in the event of a THIRD PARTY contractor that such THIRD PARTY contractor enters into an agreement as provided in Paragraph 7.3(b) below.

         (b) In the event that TRANSGENE intends to transfer or disclose LICENSED TECHNOLOGY to a THIRD PARTY contractor as permitted by Paragraph 7.3(a)(ii) no such transfer or disclosure shall take place until such THIRD PARTY enters into an agreement with TRANSGENE by which TRANSGENE is granted ownership of or a license (including the right to grant sublicenses) to all inventions (and patent rights based thereon) which result from the use of LICENSED TECHNOLOGY. Any such inventions and patents shall be TRANSGENE TECHNOLOGY and TRANSGENE PATENTS subject to the terms and conditions of this Agreement.

7.4.     (a)      Notwithstanding Paragraph 7.1, HGS may disclose
and/or provide TRANSGENE TECHNOLOGY to a THIRD PARTY who (i) receives or with whom HGS is negotiating the receipt of, a license from HGS to TRANSGENE TECHNOLOGY in conjunction with a license pursuant to Paragraph 2.9 or a license to an EXCLUSIVE TRANSGENE PRODUCT as permitted by Paragraph 6.1 hereof or (ii) is a THIRD PARTY contractor assisting HGS, provided that, such THIRD PARTY agrees to confidentiality and non-use obligations essentially identical to Paragraph 7.1, and provided further in the event of a THIRD PARTY contractor that such THIRD PARTY contractor enters into an agreement as provided in Paragraph 7.4(b) below.

         (b) In the event that HGS intends to transfer or disclose TRANSGENE TECHNOLOGY to a THIRD PARTY contractor as permitted by Paragraph 7.4(a)(ii) above, no such transfer or disclosure shall take place until such THIRD PARTY enters into an agreement with HGS by which HGS is granted ownership of or a license (including the right to grant sublicenses) to all inventions (and patent rights based thereon) which result from the use of TRANSGENE TECHNOLOGY. Any such inventions and patents shall be treated as LICENSED TECHNOLOGY and LICENSED PATENTS subject to the terms and conditions of this Agreement.

7.5. All confidential information disclosed by one party to the other party shall remain the intellectual property of the disclosing party. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a party to this Agreement based on the insolvency or bankruptcy of such party, the bankrupt or insolvent party shall promptly notify the court or other tribunal (i) that confidential information received from the other party under this Agreement remains the property of the other party and
(ii) of the confidentiality obligations under this Agreement. In addition, the bankrupt or insolvent party shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other party's confidential information and to insure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this Agreement.

7.6.     (a)      No public announcement concerning (i) the existence
of or terms of this Agreement, (ii) research and/or discoveries made by one party, (iii) milestones achieved by one party, and (iv) exercise by one party of rights and options granted under this Agreement, shall be made, either directly or indirectly, by any other party to this Agreement without prior written notice and, except as may be legally required, or as may be legally required for a public offering of securities, or as may be required for recording purposes, without first obtaining the approval of the other party and agreement upon the nature and text of such announcement, such agreement and/or approval not to be unreasonably withheld. The party desiring to make any such public announcement shall inform the other party of the proposed announcement or disclosure at least five (5) business days prior to public release, and shall provide the other party with a written copy thereof, in order to allow such other party to comment upon such announcement or disclosure. This Paragraph
7.6 shall not apply to any information in a public announcement which is information essentially identical to that contained in a previous public announcement agreed to pursuant to this paragraph.

         (b) HGS may provide Schering with a copy of this Agreement, which copy HGS shall mark as confidential and shall inform Schering that such copy is confidential information subject to the provisions of Paragraph 7.1 of the Schering Gene Therapy Agreement.

7.7.     Without the written consent of HGS, TRANSGENE shall not submit for written or oral publication any manuscript, abstract or the like which includes TRANSGENE TECHNOLOGY which is or is directed to a TRANSGENE PRODUCT
prior to the earlier of (i)       *         after TRANSGENE or HGS files a
patent which claims such TRANSGENE PRODUCT or (ii) the date on which such TRANSGENE PRODUCT is disclosed in a printed publication other than through breach of this paragraph. Notwithstanding the foregoing, TRANSGENE may
      * to submit for written or oral publication such manuscript, abstract or the like after the filing of a patent application which claims such TRANSGENE PRODUCT and which encompasses the information to be disclosed in such
manuscript, abstract or the like, and       *      .




* Confidential treatment requested

       *

7.8. HGS agrees that all RESEARCH PLANS submitted by TRANSGENE pursuant to this Agreement shall be strictly confidential. HGS further agrees that all such RESEARCH PLANS will not be utilized by or on behalf of HGS for any other purpose.


8.       PATENT PROSECUTION AND LITIGATION

8.1. Each party shall have and retain sole and exclusive title to all inventions, discoveries, designs, works of authorship and other know-how which are made, conceived, reduced to practice or generated by its employees, agents, or other persons acting under its authority. As to all inventions, discoveries, designs, works of authorship and other know-how made, conceived, reduced to practice or generated jointly by the respective employees, agents, or other persons acting under the authority of HGS and TRANSGENE, the parties shall own an equal undivided interest therein. In the event of jointly owned inventions, HGS shall be responsible for the filing, prosecution and maintenance of patents and patent applications directed thereto under the terms and conditions of Paragraph 8.2, however, each of HGS and TRANSGENE shall be responsible for an equal share of the cost and expense thereof. HGS shall consult with TRANSGENE with respect to strategies for filing, prosecution and maintenance of patents and patent applications for which it bears responsibility under this Paragraph 8.1, and shall keep TRANSGENE reasonably informed with regard to filing, prosecution and maintenance activity for such joint patents and patent applications, provided, however, that HGS shall have final decision-making authority with respect to filing, prosecution and maintenance of any patents and patent applications for which it is responsible. If a joint owner does not desire to file, prosecute or maintain a patent or patent application to a joint invention, such owner shall assign its ownership interest therein to the other joint owner and shall no longer be responsible for the cost and




* Confidential treatment requested
expense thereof, and shall have no further right to consult, review or comment with respect to the filing, prosecution and maintenance of said patent or patent application. All patents and patent applications to joint inventions which are LICENSED TECHNOLOGY and/or TRANSGENE TECHNOLOGY shall be LICENSED PATENTS and TRANSGENE PATENTS, respectively, subject to the terms and conditions of this Agreement; otherwise, any joint owner shall be free to dispose of its interest therein without accounting to any other owner.

8.2.     (a)      HGS shall have the right within its sole discretion
to prepare, file, prosecute and maintain LICENSED PATENTS solely owned by HGS. With respect to LICENSED PATENTS as to which TRANSGENE obtains a license hereunder, subject to Paragraph 8.9, HGS shall keep TRANSGENE reasonably informed with respect to the filing and prosecution thereof (including interference proceedings). In the event that HGS does not intend to prepare, file, prosecute and/or maintain patent protection in any country with respect to LICENSED TECHNOLOGY other than expressed sequence tags (ESTs) as to which TRANSGENE obtains a license hereunder, HGS shall, at TRANSGENE's option, do so at the cost and expense of TRANSGENE. In the event that a THIRD PARTY who has entered into an agreement with HGS as contemplated by Paragraph 2.10(a) also makes such a request in a country, such costs shall be apportioned between TRANSGENE and such THIRD PARTY.

         (b) TRANSGENE shall have the right within its sole discretion to prepare, file, prosecute and maintain TRANSGENE PATENTS solely owned by TRANSGENE. With respect to TRANSGENE PATENTS, TRANSGENE shall keep HGS reasonably informed with respect to the filing and prosecution thereof (including interference proceedings). In the event that TRANSGENE does not intend to prepare, file, prosecute and/or maintain patent protection in any country with respect to TRANSGENE TECHNOLOGY as to which HGS retains a license hereunder, TRANSGENE shall, at HGS' option, do so at the cost and expense of HGS.

         (c) TRANSGENE will provide HGS reasonable assistance to enable HGS to prepare, file, prosecute and maintain LICENSED PATENTS pursuant to Paragraph 8.2(a). HGS will provide TRANSGENE reasonable assistance to enable TRANSGENE to prepare, file, prosecute and maintain TRANSGENE PATENTS pursuant to Paragraph 8.2(b).

8.3.     Notwithstanding Paragraphs 8.1 and 8.2, for each LICENSED
PATENT (including patents on joint inventions) that covers an EXCLUSIVE TRANSGENE PRODUCT, HGS may request that TRANSGENE assume responsibility for the prosecution (including interferences or appeals) and maintenance of such LICENSED PATENT, and, if so requested, TRANSGENE may elect to assume such responsibility. If TRANSGENE elects to assume such responsibility, (I) TRANSGENE shall be responsible for all future costs associated with the filing, prosecution (including interferences or appeals) and maintenance of such LICENSED PATENT, (ii) TRANSGENE shall reimburse HGS for all costs incurred by HGS subsequent to TRANSGENE's obtaining an exclusive license to the covered EXCLUSIVE TRANSGENE PRODUCT pursuant to Paragraph 2.4; and (iii) HGS shall promptly transfer such patents or patent applications to TRANSGENE for further filing, prosecution and maintenance.

8.4.     (a)      In the event of the institution of any suit by a
THIRD PARTY against TRANSGENE or its licensees for patent infringement involving the manufacture, use, import, export, offer for sale, sale, distribution or marketing of TRANSGENE PRODUCT, TRANSGENE shall promptly notify HGS in writing. As between HGS and TRANSGENE, TRANSGENE shall be solely responsible for the cost and expense of such action and any liability which results therefrom.

         (b) In the event of the institution of any suit by a THIRD PARTY against HGS or its licensees, for patent infringement involving the manufacture, use, import, export, offer for sale, sale, distribution or marketing of any product sold by HGS or its licensees involving or developed using LICENSED TECHNOLOGY and/or TRANSGENE TECHNOLOGY, HGS shall promptly notify TRANSGENE in writing. As between HGS and TRANSGENE, HGS shall be solely responsible for the cost and expense of such action and any liability which results therefrom.

         (c) The party defending an action under this Paragraph 8.4 shall have full control over its conduct, including settlement thereof provided such settlement shall not be made without the prior written consent of the other licensing party or licensed party if it would adversely affect the patent rights of such party.

8.5. In the event that HGS or TRANSGENE becomes aware of actual or threatened infringement of a TRANSGENE PATENT, or a LICENSED PATENT covering an EXCLUSIVE TRANSGENE PRODUCT, anywhere in the TERRITORY, that party shall promptly notify the other party in writing. The owner of the TRANSGENE PATENT or LICENSED PATENT, and HGS in the case of a joint patent, shall have the first right but not the obligation to bring, at its own expense, an infringement action against any THIRD PARTY and to use the other party's name in connection therewith. If the owner of the patent does not commence a particular
infringement action within      *       days, the other party, after notifying
the owner in writing, shall be entitled to bring such infringement action, in its own name and/or in the name of the patent owner, at its own expense to the extent that such party is licensed thereunder. The foregoing notwithstanding, in the event that an alleged infringer certifies pursuant to 21 U.S.C. Section 355(b)(2)(A)(iv) against an issued TRANSGENE PATENT or LICENSED PATENT covering an EXCLUSIVE TRANSGENE PRODUCT, as between the patent owner and the owner of the product, the party receiving notice of such certification shall immediately notify the other party of such certification, and if fourteen (14) days prior to expiration of the forty five (45) day period set forth in 21 U.S.C. Section 355(c)(3)(C), the owner of the TRANSGENE PATENT or LICENSED PATENT fails to commence an infringement action, the party receiving notice, in its sole discretion, at its own expense and to the extent that it is licensed under the TRANSGENE PATENT or LICENSED PATENT, shall be entitled to bring such infringement action in its own name and/or in the name of the patent owner.
The party conducting an action under this Paragraph 8.5 shall have full control over its conduct, including settlement thereof provided such settlement shall not be made without the prior written consent of the other licensing party or




* Confidential treatment requested
licensed party if it would adversely affect the patent rights of such party. The licensing party (i.e., the patent owner) and the licensed party (e.g., the owner of the product) shall reasonably assist one another and cooperate in any such litigation at the other's request, each such party paying its own costs and expenses. The party conducting the litigation shall periodically reimburse the other party for its reasonable and actual out-of-pocket expenses for assisting in the litigation, which reimbursement shall be made within thirty
(30) days of receipt by the party conducting the litigation of itemized invoices from the assisting party documenting such expenses.

8.6. Any recovery made by a party as the result of an action for patent infringement it has conducted under Paragraph 8.5 shall be distributed as follows:

         (i) The party conducting the action shall recover its actual out -of-pocket expenses, and then shall reimburse the other party for any unreimbursed actual and out-of-pocket expenses.

         (ii) To the extent that the recovery exceeds the total of item (i), the excess shall be kept by the party conducting the action, provided, however, that to the extent that (a) the recovery is based on an award of lost sales/profits, and (b) the party conducting the action would have incurred a royalty obligation to the other party based upon such sales, the party to whom such royalties would have been due shall receive a proportion of the excess recovery corresponding to the royalty percentage it would have otherwise been due.

8.7. The parties shall periodically keep one another reasonably informed of the status of their respective activities regarding any such litigation or settlement thereof.

8.8. To the extent that the owner of a TRANSGENE PATENT or a LICENSED PATENT also owns a product (covered by an NDA or HRD) which product is covered by a granted claim of said TRANSGENE PATENT or LICENSED PATENT, the owner of said TRANSGENE PATENT or LICENSED PATENT shall have the first right to seek extensions of the terms of the patent and to seek to obtain SPCs. If the owner of a TRANSGENE PATENT or a LICENSED PATENT does not own a product covered by a granted claim of said TRANSGENE PATENT or LICENSED PATENT, then the owner of a product (covered by an NDA or HRD) which product is licensed under and is covered by a granted claim of said TRANSGENE PATENT or LICENSED PATENT shall have the right to seek extensions of the terms of the patent and to seek to obtain SPCs. Where more than one (1) product is covered by a granted claim of the same TRANSGENE PATENT or the same LICENSED PATENT, as between TRANSGENE and HGS, the right to seek extensions of the terms of the patent and to obtain SPCs shall be granted by the patent owner to the first of TRANSGENE, HGS or licensee of HGS, who is licensed thereunder, to submit to the patent owner, in writing, a request to obtain such rights with respect to a product (covered by an NDA or HRD) which is approved for marketing and/or sale in at least one country in which said TRANSGENE PATENT or LICENSED PATENT is in force. Each party shall assist the other in the obtaining of such extensions or SPCs including by authorizing the other party to act as its agent.

8.9. The obligations of HGS to keep TRANSGENE informed under Paragraph 8.2(a) shall only apply to LICENSED PATENTS which claim LICENSED TECHNOLOGY which directly relates to or covers an EXCLUSIVE TRANSGENE PRODUCT.

9.       STATEMENTS AND REMITTANCES

9.1.     TRANSGENE and HGS, as the case may be, shall keep and require its licensees to keep complete and accurate records of all NET SALES of EXCLUSIVE TRANSGENE PRODUCTS for which royalties are due hereunder. Each party shall have the right, at its expense, through a certified public accountant or like person reasonably acceptable to the other party, to examine pertinent financial records during regular business hours upon proper advance written
notice during the life of this Agreement and for     *       months after its
termination for the purpose of verifying and reporting to HGS or TRANSGENE as to the computation of the royalty




* Confidential treatment requested
payments made hereunder; provided, however, that such examination shall not take place more often than once a year; provided further that such accountant shall report only as to the accuracy of the royalty statements and payments, including the magnitude and source of any discrepancy. TRANSGENE, HGS, and their licensees shall be required to maintain such records for three (3) years. The accountant shall execute customary confidentiality agreements prior to any examination, reasonably satisfactory in form and substance to both parties, to maintain in confidence all information obtained during the course of any such examination, except for disclosure to the parties, as necessary for the above purpose.

9.2.     Within      *     days after the close of each calendar
quarter, TRANSGENE and HGS, as the case may be, shall deliver to the other party a true accounting of all EXCLUSIVE TRANSGENE PRODUCTS subject to royalty hereunder sold by it and its licensees and distributors during such calendar quarter and shall at the same time pay all royalties due, including monies owed under Paragraph 3.8.

9.3. All royalties and other payments due under this Agreement shall be payable in U.S. dollars.

9.4.     Royalties payable on sales in countries other than the United
States shall be calculated by multiplying the appropriate royalty rate times the sales in each currency in which they are made and converting the resulting amount into United States dollars, at the rates of exchange as reported in The New York Times, or, if not in the Times, then in The Wall Street Journal, on the last business day in New York, New York of each royalty period. Such payments shall be without deduction of exchange, collection, or other changes. If, due to restrictions or prohibitions imposed by a national or international authority, payments cannot be made as aforesaid, the parties shall consult with a view to finding a prompt and acceptable solution, and the parties will deal with such monies as the other party may lawfully direct at no additional out-of-pocket expense to the party owed the royalty. Notwithstanding the
foregoing, if royalties cannot be remitted for any reason within     *   months
after the end of the calendar quarter during which




* Confidential treatment requested
they are earned, then the party owing the royalty shall be obligated to deposit the royalties in a bank account in Switzerland in the name of the other party. Each party shall deduct any taxes which the party is obligated to pay and/or withhold in a country based on royalties due to the other based on sales in such country from royalty payments due for such country under this Agreement and pay them to the proper authorities as required by applicable laws. Each party shall maintain official receipts of payment of any such taxes and forward
these receipts to the other within     *      days.

10.      TERM AND TERMINATION

10.1. This Agreement shall come into effect as of the date first written above, and shall remain in full force and effect unless earlier terminated as provided in this Section 10, provided, that, except for the provisions of Paragraph 10.2 and Section 12, the rights and obligations of the parties hereunder shall be contingent upon the closing of the initial public offering described in Paragraph 10.2 hereof.

10.2. HGS may terminate this Agreement immediately, effective upon written notice to TRANSGENE, in the event that TRANSGENE does not complete an underwritten initial public offering of at least twenty five million U.S. dollars ($25,000,000) at a post-money valuation of at least one hundred fifteen million U.S. dollars ($115,000,000) on or before July 31, 1998. However, the parties recognize the volatility of capital markets, and therefore agree to discuss possible alternative financial arrangements in the event an underwritten initial public offering has not occurred on or before July 31, 1998, provided that if the parties fail to reach agreement and HGS exercises its right to terminate pursuant to Paragraph 10.2, TRANSGENE's payment obligation pursuant to Paragraph 3.1 shall terminate.

10.3. (a) Subject to Paragraph 10.5, in the event TRANSGENE fails to make a royalty or milestone payment to HGS under this Agreement with respect to an EXCLUSIVE TRANSGENE PRODUCT, when due, or fails to meet its obligations under Section 5 of this




* Confidential treatment requested

Agreement with respect to an EXCLUSIVE TRANSGENE PRODUCT, in addition to any other remedy which it may have, HGS may notify TRANSGENE in writing that (i) all TRANSGENE's rights with respect to such EXCLUSIVE TRANSGENE PRODUCT shall terminate as of sixty (60) days after such written notice and TRANSGENE's rights with respect thereto shall terminate unless such payment is made or such failure is cured, prior to the expiration of such sixty (60) day period; or
(ii) if TRANSGENE has previously failed twice to make a royalty or milestone payment to HGS under this Agreement or to meet its obligations under Section 5 of this Agreement, HGS may notify TRANSGENE in writing that this Agreement shall terminate in its entirety, and if TRANSGENE fails to cure such failure within sixty (60)days thereafter, this Agreement shall terminate in its entirety.

10.4. In the event that TRANSGENE fails to make the payment to HGS under Paragraph 3.1 when due, in addition to any other remedy which HGS may have, HGS may notify TRANSGENE in writing of such failure and the termination of this Agreement in its entirety, and if TRANSGENE fails to make such payment within thirty (30) days thereafter, this Agreement shall terminate.

10.5.    Notwithstanding Paragraph 10.3, HGS may not terminate
TRANSGENE's rights or this Agreement, if TRANSGENE reasonably contests whether such royalty or milestone is due or reasonably contests that it has not failed to meet its obligations under Section 5 of this Agreement and provided TRANSGENE has instituted an arbitration proceeding pursuant to Paragraph 15.3.

10.6.    In the event that HGS fails to meet its obligations under
Section 4, in addition to any other remedy which TRANSGENE may have, TRANSGENE may notify HGS of such failure and that this Agreement shall terminate in its entirety, and if HGS fails to cure such failure within thirty (30) days thereafter, this Agreement shall terminate in its entirety.

10.7. In the event HGS fails to make a royalty payment to TRANSGENE under this Agreement with respect to an EXCLUSIVE TRANSGENE PRODUCT, when due, or fails to meet its obligations under Section 5 of this Agreement with respect to an EXCLUSIVE TRANSGENE PRODUCT, in addition to any other remedy which it may have, TRANSGENE may notify HGS in writing that all HGS' rights with respect to such EXCLUSIVE TRANSGENE PRODUCT shall terminate as of sixty (60) days after such written notice and HGS' rights with respect thereto shall terminate unless such payment is made or such failure is cured, prior to the expiration of such sixty
(60) day period. Notwithstanding the foregoing, TRANSGENE may not terminate HGS' rights, if HGS reasonably contests whether such royalty is due or reasonably contests that it has not failed to meet its obligations under
Section 5 of this Agreement and provided HGS has instituted an arbitration proceeding pursuant to Paragraph 15.3.

10.8. Either party, may terminate this Agreement if, at any time, the other party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the party or of its assets, or if the other party proposes a written agreement of composition or extension of its debts, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty
(60) days after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of creditors.

10.9. Neither party shall have the right to terminate this Agreement except under Paragraphs 10.2, 10.3, 10.4, 10.6 and 10.8, provided however that nothing in this Agreement shall limit any remedies for breach which may be available pursuant to a judgment of a court, in law or equity, including termination of this Agreement or of any or all rights hereunder, except that any action seeking remedies for breach of this Agreement shall be conducted in accordance with Section 15.

11.      RIGHTS AND DUTIES UPON TERMINATION

11.1. Notwithstanding termination of this agreement, the rights and obligations of the parties under Sections 7, 9, 11, 13 and 15, and Paragraphs 2.4(a) and (b), 2.7 and 2.8, shall survive such termination.

11.2. Termination of the Agreement in accordance with the provisions hereof shall not limit remedies which may be otherwise available in law or equity.

11.3.    Other than termination of this Agreement pursuant to Paragraph
10.8 or with respect to a TRANSGENE PRODUCT as to which rights have been terminated under Paragraph 10.3, TRANSGENE's obligation to pay royalties and milestone payments for EXCLUSIVE TRANSGENE PRODUCTS shall survive such termination, and HGS' obligations to pay royalties for EXCLUSIVE TRANSGENE PRODUCTS shall survive such termination.

11.4. In the event that this Agreement is terminated by HGS pursuant to Paragraphs 10.2, 10.3, 10.4 or 10.8, all rights to TRANSGENE TECHNOLOGY, TRANSGENE PATENTS and TRANSGENE PRODUCTS shall revert to HGS and HGS shall be the sole owner of such technology, patents and products.

12.      WARRANTIES AND REPRESENTATIONS

12.1. Each of HGS and TRANSGENE hereby represents, warrants and covenants to the other, as of the date of this Agreement, as follows:

         (a) it is a corporation duly organized and validity existing under the laws of the state or other jurisdiction of incorporation or formation;

         (b) the execution, delivery and performance of this Agreement by such party has been duly authorized by all requisite corporate action;

         (c) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including, without limitation, the right, power and authority to grant the licenses under
         Section 2;

         (d) the execution, delivery and performance by such party of this Agreement and its compliance with the terms and provisions hereof to such party's best knowledge does not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

         (e) this Agreement constitutes such party's legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to the availability of particular remedies under general equity principles.

12.2. No party to this Agreement has in effect, and, after the date of this Agreement, no party shall enter into any written agreement that would be inconsistent with its obligations under this Agreement.

12.3. Because this Agreement is a collaboration agreement as permitted by Section 2.11(a) of the Gene Therapy Collaboration and License Agreement with Schering, (the "Schering Gene Therapy Agreement"), HGS represents and warrants that TRANSGENE's right to obtain an exclusive license to an EXCLUSIVE TRANSGENE PRODUCT pursuant to Paragraph 2.5 of this Agreement is not subject to those rights of Schering specified in Section 2.11(b) of the Schering Gene Therapy Agreement.

12.4.    NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A WARRANTY
THAT TRANSGENE PATENTS OR LICENSED PATENTS ARE VALID OR ENFORCEABLE OR THAT THEIR EXERCISE OR THE EXERCISE OF LICENSED TECHNOLOGY OR TRANSGENE TECHNOLOGY DOES NOT INFRINGE ANY PATENT RIGHTS OF THIRD PARTIES. A HOLDING OF INVALIDITY OR UNENFORCEABILITY OF ANY SUCH PATENT, FROM WHICH NO FURTHER APPEAL IS OR CAN BE TAKEN, SHALL NOT AFFECT ANY OBLIGATION HEREUNDER, BUT SHALL ONLY ELIMINATE ROYALTIES OTHERWISE DUE UNDER SUCH PATENT FROM THE DATE SUCH HOLDING BECOMES FINAL.

12.5.    EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN HGS AND
TRANSGENE MAKE NO REPRESENTATIONS OR EXTEND ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF
MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

12.6. Each party represents and warrants to the other parties hereto that any materials provided by one party to another under this Agreement shall be used in compliance with all applicable laws and regulations.

12.7. No claim can be made or shall exist with respect to a breach of warranty, representation or covenant under Paragraph 12.1(a); (b), (d) or
(e), unless such claim is made prior to the end of the RESEARCH TERM.

13.      INDEMNIFICATION

13.1. TRANSGENE shall defend, indemnify and hold harmless HGS, licensors of HGS and each of their respective directors, officers, shareholders, agents and employees, from and against any and all liability, loss, damages and expenses (including reasonable attorneys' fees) as the result of claims, demands, costs or judgments which may be made or instituted against any of them arising out of the manufacture, possession, distribution, use, testing, sale or other disposition of any EXCLUSIVE TRANSGENE PRODUCT by or through TRANSGENE or any THIRD PARTY granted rights by TRANSGENE under this Agreement. TRANSGENE's obligation to defend, indemnify and hold harmless shall include claims, demands, costs or judgments, whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage, provided, however, the indemnity shall not extend to any claims against an indemnified party which result from the gross negligence or willful misconduct of such indemnified party. TRANSGENE shall have the exclusive right to control the defense of any action which is to be indemnified in whole by TRANSGENE hereunder, including the right to select counsel reasonably acceptable to HGS to defend HGS, and to settle any claim, provided that, without the written consent of HGS (which shall not be unreasonably withheld or delayed), TRANSGENE shall not agree to settle any claim against HGS to the extent such claim has a material adverse effect on HGS. The provisions of this paragraph shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and the obligation hereunder shall apply whether or not such claims are rightfully brought. TRANSGENE shall require each licensee to agree to indemnify HGS, in a manner consistent with this Paragraph 13.1.

13.2. HGS shall defend, indemnify and hold harmless TRANSGENE, licensors of TRANSGENE and each of their respective directors, officers, shareholders, agents and employees, from and against any and all liability, loss, damages and expenses (including reasonable attorneys' fees) as the result of claims, demands, costs or judgments which may be made or instituted against any of them arising out of the manufacture, possession, distribution, use, testing, sale or other disposition by or through HGS or any THIRD PARTY granted rights by HGS under this Agreement of any product in the HGS FIELD as to which HGS is granted a license under a TRANSGENE PATENT or TRANSGENE TECHNOLOGY.
HGS' obligation to defend, indemnify and hold harmless shall include claims, demands, costs or judgments, whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage, provided, however, the indemnity shall not extend to any claims against an indemnified party which result from the gross negligence or willful misconduct of such indemnified party. HGS shall have the exclusive right to control the defense of any action which is to be indemnified in whole by HGS hereunder, including the right to select counsel reasonably acceptable to TRANSGENE to defend TRANSGENE and to settle any claim, provided that, without the written consent of TRANSGENE (which shall not be unreasonably withheld or delayed), HGS shall not agree to settle any claim against TRANSGENE to the extent such claim has a material adverse effect on TRANSGENE. The provisions of this paragraph shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and HGS' obligation hereunder shall apply whether or not such claims are rightfully brought. HGS shall require each licensee to agree to indemnify TRANSGENE in a manner consistent with this Paragraph 13.2.

13.3. A person or entity that intends to claim indemnification under this Section 13 (the "Indemnitee") shall promptly notify the other party (the "Indemnitor") of any loss, claim, damage, liability, or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor, after it determines that indemnification is required of it, shall assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense; or, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Section 13 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 13, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Section
13. The Indemnitee under this Section 13, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigations of any action, claim or liability covered by this indemnification. In the event that each party claims indemnity from the other and one party is finally held liable to indemnify the other, the Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.

14.      FORCE MAJEURE

14.1. If the performance of any party of this Agreement, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable best efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

15.      DISPUTE RESOLUTION

15.1. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

15.2. In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the parties shall try to settle those conflicts amicably between themselves.

15.3. Should the parties fail to agree, any controversy, dispute or claim which may arise out of or in connection with this Agreement, or the breach, termination or validity thereof other than with respect to patent validity shall be settled by final and binding arbitration pursuant to the Rules of the American Arbitration Association ("AAA") as herein provided.

         (a) The Arbitration Tribunal shall consist of three arbitrators. Each party shall nominate in the request for arbitration and the answer thereto one arbitrator and the two arbitrators so named will then jointly appoint the third arbitrator as chairman of the Arbitration Tribunal. If one party fails to nominate its arbitrator or, if the parties' arbitrators cannot agree on the person to be named as chairman within sixty (60) days, the necessary appointments shall be made under the rules of the AAA.

         (b) The place of arbitration shall be in Wilmington, Delaware and the arbitration proceedings shall be held in English. The procedural law of the place of arbitration shall apply where the AAA Rules are silent.

         (c) The award of the Arbitration Tribunal shall be final and judgment upon such an award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order of enforcement.


16.      SEPARABILITY

16.1. In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.

16.2. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

16.3. In the event that the terms and conditions of this Agreement are materially altered as a result of Paragraphs 16.1 or 16.2, the parties will, in good faith, renegotiate the terms and conditions of this Agreement to resolve any inequities.

17.      ENTIRE AGREEMENT

17.1. This Agreement, together with the Appendices hereto, together with the Summary of Terms of License Agreement, entered into as of the date written above constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all previous writings and understandings. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the parties, except that the parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

18.      NOTICES

18.1. Any notice required or permitted under this Agreement shall be hand-delivered or sent by express delivery service or certified or registered mail, postage prepaid, or by fax with written confirmation by mail, to the following addresses of the parties:

HGS
HUMAN GENOME SCIENCES, INC.
9410 Key West Avenue
Rockville, Maryland 20850
Attention:  President
(Facsimile:  #301-762-5181)
copy to:

HUMAN GENOME SCIENCES, INC.
9410 Key West Avenue
Rockville, Maryland 20850
Attention:  General Counsel
(Facsimile:  #301-309-8439)

TRANSGENE
TRANSGENE, S.A.
11 rue de Molsheim
67082 Strasbourg
Cedex, France
Attention:  Chief Executive Officer
(Facsimile:  #011 333 88 27 9111)

copy to:

Palmer & Dodge, LLP
One Beacon Street
Boston, Massachusetts  02108
Attention:  Michael Lytton, Esq.
(Facsimile:  #617-227-4420)


18.2. Any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the party to whom it is addressed.

19.      ASSIGNMENT

19.1. This Agreement and the licenses herein granted shall be binding upon and inure to the benefit of the assignees and successors in interest of the respective parties. Neither this Agreement nor any interest hereunder shall be assignable by a party without the prior written consent of the other parties and any attempted assignment contrary to this paragraph shall be void and without force and effect provided, however, that a party may assign this Agreement or any of its rights or obligations hereunder to any AFFILIATE or to any THIRD PARTY with which it may merge or consolidate, or to which it may transfer all or substantially all of its assets to which this Agreement relates, without obtaining the consent of the other party, provided that the assigning party remains liable under this Agreement and that the THIRD PARTY assignee or surviving entity assumes in writing all of its obligations under this Agreement.

20.      RECORDING

20.1. TRANSGENE and HGS each shall have the right, at any time, to record, register, or otherwise notify this Agreement in appropriate governmental or regulatory offices anywhere in the TERRITORY, and HGS or TRANSGENE, as the case may be, shall provide reasonable assistance to the other in effecting such recording, registering or notifying, provided that each such party shall take reasonable steps to maintain the confidentiality of this Agreement to the extent possible.

20.2. The parties acknowledge that this Agreement may be notified to the European Community for compliance with applicable laws, provided that each such party shall take reasonable steps to maintain the confidentiality of this Agreement to the extent possible.

21.      COUNTERPARTS

21.1. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

22.      WAIVER

22.1. Any delay or failure in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, nor operate to bar the exercise or enforcement thereof at any time or times thereafter, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

22.2. Notwithstanding the foregoing, in the event TRANSGENE challenges whether any payments contemplated hereunder (including, without limitation upfront payments, royalties or milestones) is due, it shall have the right, but not the obligation, to make such payments under protest (reserving all rights hereunder) pending resolution of such dispute.

23.      INDEPENDENT RELATIONSHIP

23.1. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one party for the act or failure to act of the other party. No party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

24.      EXPORT CONTROL

24.1. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America which may be imposed upon or related to HGS or TRANSGENE from time to time by the government of the United States of America. Furthermore, TRANSGENE agrees that it will not export, directly or indirectly, any technical information acquired from HGS under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof pursuant to applicable statute or regulation at the time of export requires an export license or other governmental approval, without first obtaining such license or other governmental approval.





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




25.      FURTHER ACTIONS

25.1. Each party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

IN WITNESS WHEREOF, the parties, through their authorized officers, have executed this Agreement as of the date first written above.

TRANSGENE S.A.


BY:
   ------------------------------------------------

Title:

HUMAN GENOME SCIENCES, INC.


BY:
   ------------------------------------------------
      William A. Haseltine, Ph.D.
Title:  Chairman and Chief Executive Officer

                                   APPENDIX A

                               Gene Research Plan



-   Gene sequence

-   Expected indications for Product

-   Biological data on gene


         -   Status and plans, if needed, for full length gene identification

         -   Current biological data

-   Patent Status

-   Research and Development Plan

         This plan shall contain brief descriptions of planned activities (with estimates of timing). Not all of these plans/timings will be available when the initial option request is submitted, but will be added as part of the semiannual update of the plan.

                                   APPENDIX B


                 Austria
                 Belgium
                 Denmark
                 Finland
                 France
                 Germany
                 Greece
                 Ireland
                 Italy
                 Luxembourg
                 The Netherlands
                 Norway
                 Portugal
                 Spain
                 Sweden
                 Switzerland
                 United Kingdom